Exhibit 99.1

For more information:

Noel Ryan, 317-328-5660

noel.ryan@calumetspecialty.com

Calumet Specialty Products Partners, L.P. Announces

$325 Million Private Placement of Senior Notes due 2023

Indianapolis, IN (March 24, 2015) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today that, subject to market conditions, they intend to offer for sale to eligible purchasers in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), $325 million in aggregate principal amount of senior unsecured notes due 2023 (the “2023 Notes”).

Calumet intends to use a portion of the net proceeds from the private placement, together with a portion of the net proceeds from its recent equity offering, to fund the redemption of all of its outstanding $275.0 million aggregate principal amount of 9.625% senior unsecured notes due 2020 (the “2020 Notes”). The remainder of the net proceeds from this private placement would be used to repay borrowings outstanding under its revolving credit facility and for general partnership purposes, including capital expenditures and working capital.

Any redemption of the 2020 Notes will be made by separate notice to holders of such notes and nothing in this press release is intended to constitute such notice.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the securities only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding this private placement and the use of proceeds therefrom that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Known material risks, uncertainties and other factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.